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Genta Announces Expectation of a Negative Opinion from the CHMP on
Genasense® Application for Advanced Melanoma

BERKELEY HEIGHTS, NJ  – March 23, 2007 – Genta Incorporated (NASDAQ: GNTA) announced today that the Company has been verbally informed that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA) is likely to issue a negative opinion on the Genasense® (oblimersen) marketing authorization application (MAA) for patients with advanced melanoma.  The Company anticipates this decision based on feedback provided subsequent to a meeting with the CHMP this week.

The EMEA has a formal process whereby the sponsor of a MAA may request re-examination of the initial CHMP opinion, including a review by a specialist Scientific Advisory Group (SAG).  The Company will be evaluating whether to pursue this option after receiving additional feedback from the CHMP.

“We are reaffirming our commitment to patients with advanced melanoma, individuals who have virtually no suitable treatment alternatives,” said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.  “We believe the safety and efficacy results for Genasense plus dacarbazine are superior to any other product ever considered by regulatory authorities for advanced melanoma, and we remain committed to its development and approval.  If we elect to pursue review of this initial opinion, we anticipate that a final opinion could be rendered within approximately 4 to 6 months.  Genta looks forward to further productive interactions with the EMEA on this application.”

Efficacy Data

The European MAA is based on long-term data derived from the largest randomized controlled trial that has ever been conducted in patients with advanced melanoma.  In this trial, which was conducted at 139 sites in 9 countries, 771 patients were randomly assigned to receive chemotherapy with dacarbazine (DTIC) alone or in combination with Genasense.  The MAA includes data from a prospectively defined analysis that evaluated 24-months of minimum follow-up on all patients.  Unless otherwise noted, these results were based on an intent-to-treat analysis:

Endpoint	Genasense/DTIC	DTIC	P
Overall response	13.5%	7.5%	0.007

Complete response	2.8%	0.8%	0.03
Durable response	7.3%	3.6%	0.03
Progression-free survival, median	2.6 mos.	1.6 mos.	0.0007
Overall survival, median	9.0 mos.	7.8 mos.	0.077

Prior to randomization, patients were prospectively stratified according to certain risk factors, including elevated blood levels of an enzyme known as LDH – a factor that previous clinical studies have shown is strongly associated with poor outcome.  The final analysis has shown that LDH was the sole stratification factor significantly associated with a treatment interaction.  When this treatment effect was evaluated, the efficacy of Genasense was significantly superior for all major efficacy outcomes in patients who had normal LDH at baseline, a group that comprised approximately two-thirds of patients in the trial (N=508).  In this group, the following efficacy results were observed:

Endpoint	Genasense/DTIC	DTIC	P
Overall response	17.2%	9.3%	0.009
Complete response	3.4%	0.8%	0.04
Durable response	9.6%	4.0%	0.014
Progression-free survival, median	3.1 mos.	1.6 mos.	0.0007
Overall survival, median	11.4 mos.	9.7 mos.	0.018

Safety Data

The most frequent serious adverse events that occurred in greater than  or equal to 5% of patients were fever and disease progression (6.2% vs. 2.8%, and 5.1% vs. 4.7%, respectively, for Genasense/DTIC compared with DTIC alone).  The most frequent Grade 3 or 4 adverse events that occurred in greater than or equal to 5% of patients were neutropenia (21.3% vs. 12.5%), thrombocytopenia (15.9% vs. 6.4%), leukopenia (7.5% vs. 3.9%), anemia (7.3% vs. 4.7%), and nausea (6.7% vs. 2.5%).  Although there was an increase in discontinuations due to adverse events in the Genasense arm (19% vs. 11%), there was no difference in the number of fatal, treatment-emergent adverse events (i.e., events that lead to a death on study or within 30 days from last study treatment).  A scientific report of the safety and efficacy data from this trial was recently published and can be accessed at: http://www.jco.org/cgi/content/abstract/JCO.2006.06.0483v1.

About Melanoma

Melanoma is the most deadly form of skin cancer.  Melanoma is responsible for more than 90% of all skin cancer deaths.  The European Network of Cancer Registries estimates that more than 60,000 cases of melanoma are diagnosed each year.  The incidence of this disease is increasing by approximately 4 percent annually in the U.S., where it is the number one cause of cancer deaths for women aged 25 to 29.  For more information on melanoma, please visit: http://www.nci.nih.gov/cancer_information/cancer_type/melanoma.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  Genta has completed a pending Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  Genta is partnered with IDIS (www.idispharma.com) on a program whereby both Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release and the conference call to follow may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the Company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;

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the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

CONTACT:

For Genta Incorporated

Tara Spiess/Andrea Romstad
TS Communications Group, LLC
(908) 286-3980

info@genta.com